Exhibit 7

PG&E Corporation

Lock-Up Agreement

July 1, 2020

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

c/o Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282-2198

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Re: PG&E Corporation - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with PG&E Corporation, a California corporation (the “Company”), providing for a public offering (the “Offering”) of Equity Units that will include prepaid forward stock purchase contracts entitling the holder to receive a variable number of shares (the “Shares”) of common stock, no par value, of the Company (the “Common Stock”). Capitalized terms used and not defined herein shall have the meanings set forth in the Underwriting Agreement.

In consideration of the agreement by the Underwriters to participate in the Offering, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of this Lock-Up Agreement and continuing to and including the date 90 days after the date set forth on the final prospectus used to sell the Equity Units (the “Lock-Up Period”), the undersigned shall not, and shall not cause or direct any of its affiliates to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereafter acquired by the undersigned, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of Common Stock or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Common Stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above. The undersigned represents and warrants that the undersigned is not, and has not caused or directed any of its affiliates to be or become, currently a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any Transfer during the Lock-Up Period.

Notwithstanding the foregoing, the undersigned may transfer the undersigned’s shares of Common Stock (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, and provided further that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Lock-Up Period, (ii) acquired in open market transactions after the completion of the Offering, provided that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Lock-Up Period, (iii) as required by applicable law or pursuant to an order of a court or regulatory agency of competent jurisdiction, provided that, if required, any public report or filing under Section 16 of the Exchange Act shall indicate the reason for the transfer, and provided further that no public announcement shall be voluntarily made during the Lock-Up Period, (iv) by pledging, hypothecating or otherwise granting a security interest in shares of Common Stock or securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock to one or more lending institutions as collateral or security for any bona fide loan, advance or extension of credit and any transfer upon foreclosure upon such shares of Common Stock or such securities including any subsequent transfer of such shares of Common Stock or such securities to such lender or collateral agent or other transferee in connection with the exercise of remedies under such loan or extension of credit, provided that the transferee or transferees agree(s) to be bound in writing by the restrictions set forth herein, (v) to any direct or indirect wholly owned subsidiary, provided that such subsidiary agrees to comply with the requirements set forth in Section 2.09 of the Registration Rights Agreement dated July 1, 2020 between the undersigned and the Company, and provided further that the transferee or transferees agree(s) to be bound in writing by the restrictions set forth herein or (vi) with the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC on behalf of the Underwriters. The undersigned now has, and, except as contemplated by clauses (i) through (vi) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the undersigned’s shares of Common Stock of the Company, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock of the Company except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns. The undersigned further understands that, if the Underwriting Agreement shall terminate or be terminated prior to payment for and delivery of the securities to be sold thereunder, the undersigned shall automatically be released from all obligations under this Lock-Up Agreement.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

Very truly yours,

JUSTICE JOHN K. TROTTER (RET.),
ACTING ON BEHALF OF THE PG&E
FIRE VICTIM TRUST
Exact Name of Shareholder

/s/ John K. Trotter
Authorized Signature

Trustee
Title

Signature Page to Lock Up Agreement Relating to the Equity Units Offering